Exhibit 5.1

LOEB & LOEB LLP 345 Park Avenue New York, NY 10154	Main 212.407.4000 Fax 212.656.1307

September 9, 2021

Mountain Crest Acquisition Corp. II

311 West 43rd Street, 12th Floor

New York, NY 10036

Re:	Registration Statement of Mountain Crest Acquisition Corp. II

Ladies and Gentlemen:

We have acted as special counsel to Mountain Crest Acquisition Corp. II (“MCAD”), a Delaware corporation, in connection with the preparation of the Registration Statement on Form S-4, File No. 333-255493, filed by MCAD under the Securities Act of 1933, as amended (the “Securities Act”) (the “Registration Statement”), with respect to the issuance to the security holders of BTX Therapeutics, Inc., a Delaware corporation (the “Company”), pursuant to that certain Agreement and Plan of Merger, dated as of April 6, 2021, as amended, by and among the Company, MCAD, and MCAD Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of MCAD (“Merger Sub”) of up to 15,200,000 shares of common stock, par value $0.0001 per share, of MCAD (the “MCAD Shares”).

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of MCAD.

We are of the opinion that upon issuance in the Business Combination, the MCAD Shares will be validly issued, fully paid and non-assessable.

In addition, the foregoing opinion is qualified to the extent that (a) no opinion is expressed herein as to compliance with any federal or state consumer protection or antitrust laws, rules, or regulations, or any municipal or local laws and ordinances; and (b) no opinion is expressed herein as to compliance with or the effect of federal or state securities or blue sky laws.

We are admitted to practice in the State of New York, and we express no opinion as to any matters governed by any law other than the law of the State of New York and the General Corporation Law of the State of Delaware.

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For the United States offices, a limited liability partnership including professional corporations. For Hong Kong office, a limited liability partnership.

Mountain Crest Acquisition Corp. II September 9, 2021 Page 2

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption “Legal Matters” in the proxy statement/prospectus constituting part of the Registration Statement without implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations promulgated thereunder, with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP